Exhibit 99.1

Bruker Appoints Mr. John Ornell to Board of Directors

BILLERICA, Mass. — August 20, 2015 — Bruker Corporation (NASDAQ: BRKR) today announced the appointment of Mr. John Ornell to its Board of Directors, effective August 19, 2015.  Mr. Ornell will serve for an initial term expiring at the Company’s 2016 Annual Meeting of Stockholders.  Mr. Ornell was also appointed to serve as a member of the Board’s Audit Committee.

Mr. Ornell recently retired from Waters Corporation, where he served as Chief Financial Officer from 2001 to 2013.  During this time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division.  Mr. Ornell joined Waters in 1994 and served in a variety of operational and financial leadership roles before assuming the position of Chief Financial Officer.  During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis.

Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions.  Mr. Ornell holds a Master of Business Administration degree from Southern New Hampshire University.

“I am pleased to join the Board of Directors of Bruker Corporation, given its impressive track record of product innovation and technology leadership within the scientific instruments industry.  I look forward to assisting Bruker and its management team in their ongoing operational improvement efforts to drive enhanced operating margins,” said Mr. Ornell.

Frank Laukien, Bruker’s President and CEO, commented: “John Ornell is another outstanding addition to Bruker’s Board of Directors.  His excellent track record in our industry, and John’s broad experience in operational finance, systems implementation, international operations, tax planning and as CFO of a very successful company will enable John to provide further momentum to our transformation and to shareholder value creation at Bruker.”

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.

In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit:  http://www.bruker.com.

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